EXHIBIT 99.1

PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

                                                                                                                                FOR IMMEDIATE RELEASE:
                                                                                                                                January 31, 2014

Contact:                      Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES APPOINTMENT OF TWO NEW
DIRECTORS TO ITS BOARD OF DIRECTORS

New York, NY – PVH Corp. [NYSE: PVH] announced today that Brent Callinicos and Edward Rosenfeld were appointed as Directors to the Board effective March 24, 2013, increasing the number on its board to 14 in connection with these appointments. Mr. Callinicos and Mr. Rosenfeld were elected as part of the Company’s director succession planning.  By bringing Mr. Callinicos and Mr. Rosenfeld onto the Board at this time, they will be eligible to stand for reelection at the 2014 Annual Meeting and can gain significant experience, helping to provide for an orderly transition in the event of any director departures, including due to retirement.

Mr. Callinicos has been the Chief Financial Officer of Uber Technologies Inc. since September 2013.  Prior to joining Uber, Mr. Callinicos was Vice President, Treasurer & Chief Accountant at Google Inc.

Mr. Rosenfeld has been Chairman of the Board and Chief Executive Officer of Steven Madden, Ltd., a designer and marketer of fashion footwear and accessories, since August 2008.

PVH Corp., one of the world's largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world's largest shirt and neckwear company and markets a variety of goods under its own brands, Calvin Klein, Tommy Hilfiger, Van Heusen, IZOD, ARROW, Warner’s and Olga, and its licensed brands, including Speedo, Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, DKNY, Ike Behar and John Varvatos.

**************